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                                                                     EXHIBIT 3.7

                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RIGHTS OF SERIES B PREFERRED STOCK

                                      of

                              GENAERA CORPORATION

            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware


          The undersigned, Vice President and Chief Financial Officer of Genaera Corporation, a Delaware corporation (hereinafter called the "Corporation"), pursuant to the provisions of Sections 103 and 151 of the Delaware General Corporation Law (the "DGCL"), does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

          RESOLVED, that, pursuant to Section A(1) of the Certificate of Incorporation (which authorizes 9,211,031 shares of convertible preferred stock, $.001 par value ("Preferred Stock"), of which 80,000 shares have been designated Series A Convertible Preferred Stock (the "Series A Preferred Stock") and of which 1,188 shares of Series A Preferred Stock are currently issued and outstanding), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

          RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

          1. Number and Designation. 10,000 shares of the Preferred Stock of the Corporation shall be designated as Series B Convertible Preferred Stock, $.001 par value (the "Series B Preferred Stock").

          2. Rank. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to the Corporation's common stock, $.002 par value ("Common Stock") and rank junior to the Series A Preferred Stock. All equity securities of the Corporation to which the Series B Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock, are collectively referred to herein as the "Junior Securities." All equity securities of the Corporation with which the Series B Preferred Stock ranks on a parity are collectively referred to as "Parity Securities" and all equity securities of the Corporation to which the Series B Preferred Stock ranks junior (whether with respect to dividends or upon liquidation, dissolution or winding up) are collectively referred to herein as the "Senior Securities." The respective
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     definitions of Junior Securities and Senior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Senior Securities, as the case may be. The Series B Preferred Stock shall be subject to the creation of Junior Securities but not subject to the creation of Senior Securities except as provided in paragraph 6(a) hereof.

          3.   Dividends.

               (a) In the event that the Corporation declares a dividend with respect to or makes a distribution on the Common Stock, then the holders of the Series B Preferred Stock shall be entitled to participate with the holders of the Common Stock in any such dividends or distributions paid or set aside for payment, such that the holders of the Series B Preferred Stock shall receive, with respect to each share of Series B Preferred Stock held, an amount equal to (i) the dividend or distribution payable with respect to each share of Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible as of the record date for such dividend or distribution. The provision of this subsection 3(a) shall not apply to any dividends or distributions that would result in an adjustment of the Series B Conversion Price (as hereinafter defined) pursuant to Section 5(g).

               (b) For purposes of this Section 3, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or other securities of the Corporation, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock held by employees of, or consultants to, the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase or other than redemptions in liquidation or dissolution of the Corporation) for cash or property, including any such transfer, purchase, or redemption by a subsidiary of the Corporation.

          4.   Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of Series B Preferred Stock and any Junior Securities by reason of their ownership of such stock, the holders of Series A Preferred Stock shall be entitled to receive for each outstanding share of Series A Preferred Stock then held by them an amount equal to $1,000.00 (the "Series A Liquidation Preference") plus accrued and unpaid cumulative dividends on such share (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). Following the payment of the Series A Liquidation Preference, and prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of Junior Securities by reason of their ownership of such stock, the holders of Series B Preferred Stock shall be entitled to receive for each outstanding share of Series B Preferred Stock then held by them in an amount equal to $1,000.00 (the "Series B Liquidation Preference")

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          plus any declared but unpaid dividends on such shares (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be insufficient to permit the payment of the full aforementioned preferential amount on the Series B Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be distributed among the holders of Series B Preferred Stock and holders of any other such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock and such Senior Securities if the amounts payable thereon were paid in full.

               (b) Subject to the prior rights of the holders of any Senior Securities, after payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

          5.   Conversion.

               (a)  Conversion of Series B Preferred Stock.

                    (i) Each share of Series B Preferred Stock shall be convertible prior to April 19, 2006 at the option of the holder. Beginning on April 19, 2006, each share of Series B Preferred Stock will be convertible, at either the option of the holder thereof or the option of the Corporation, subject to the limitation set forth in paragraph 5(a)(ii), whichever first delivers a notice of conversion pursuant to paragraph 5(c) or paragraph 5(d) as the case may be.

                    (ii) The Corporation may not provide notice of its intention to convert any shares of Series B Preferred Stock if the closing bid price of the Common Stock as quoted on the Nasdaq National Market, or any other established exchange or national system on which the Common Stock is listed, for the day prior to the date of such proposed notice is less than the Closing Common Stock Price. The "Closing Common Stock Price" shall be the average closing bid price of the Common Stock as quoted on the Nasdaq National Market, or any other established exchange or national system on which the Common Stock is listed, over the 20 Trading Days prior to the Closing Date as such term is defined in the Preferred Stock Purchase Agreement dated April 19, 2001 (the "Purchase Agreement") by and between the Corporation and MedImmune, Inc. ("MedImmune").

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                    (iii) If there shall be (A) any merger or consolidation of the Corporation with or into any other corporation or corporations in which the Corporation is not the continuing or surviving corporation or pursuant to which the Common Stock would be converted into cash, securities and/or other rights or assets, or (B) any sale or conveyance of all or substantially all of the assets of the Corporation, (collectively, a "Merger Event"), then immediately prior to the consummation of such Merger Event, each share of Series B Preferred Stock shall be automatically converted without any action to be taken by the Corporation or a holder.

               (b) Determination of Number of Shares of Common Stock to be Issued Upon Conversion.

                    (i) If converted by a holder of Series B Preferred Stock prior to April 19, 2006, each share of Series B Preferred Stock shall be convertible into two hundred (200) fully paid and non-assessable shares of Common Stock, subject to adjustment as provided in Section 5(g)(i) hereof.

                    (ii) If converted by a holder of Series B Preferred Stock or the Corporation on or subsequent to April 19, 2006, or if automatically converted at any time as a result of a Merger Event, each share of Series B Preferred Stock shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Original Issue Price of such share of Series B Preferred Stock by the Series B Conversion Price at the time in effect for a share of Series B Preferred Stock. The "Series B Original Issue Price" per share of Series B Preferred Stock is $1,000.00. The "Series B Conversion Price" per share of Series B Preferred Stock shall be the lesser of (A) $5.00 and (B) the average closing bid price of the Common Stock as quoted on the Nasdaq National Market, or any other established exchange or national system on which the Common Stock is listed, in the twenty (20) Trading Days preceding the Conversion Date (defined below) or, if automatically converted upon a Merger Event, the twenty (20) Trading Days preceding the closing of the Merger Event; provided that in no event shall the Series B Conversion Price per share of Series B Preferred Stock be less than the Closing Common Stock Price. "Trading Day," as used herein, shall mean a day on which the Nasdaq National Market, or any other established exchange or national system on which the Common Stock is listed, is open for trading.

               (c) Notice of Conversion by the Holders. In order to convert the Series B Preferred Stock into Common Stock, the holder of the Series B Preferred Stock shall deliver to the Corporation a notice of its election to make such conversion at least five (5) business days prior to the intended date of conversion (the "Conversion Date") setting forth (i) the Conversion Date, (ii) the number of shares of Series B Preferred Stock to be converted on the Conversion Date, (iii)

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          the number of shares of Common Stock held by such holder and (iv) the names (and addresses) in which the certificates for shares of Common Stock issuable upon conversion shall be issued. With respect to any conversion by a holder of Series B Preferred Stock on or subsequent to April 19, 2006, such holder shall not sell in the market any shares of Common Stock held by it during the twenty (20) days preceding the Series B Conversion Date.

               (d) Notice of Conversion by the Corporation. The Corporation can exercise its right to have the holders of the Series B Preferred Stock convert their shares of Series B Preferred Stock pursuant to Section 5(a) by mailing a notice of conversion to each holder of record of shares of Series B Preferred Stock addressed to the holder at the address of such holder appearing on the books of the Corporation or given by the holder to the Corporation for the purpose of notice, or, if no such address appears or is given, then at the place where the principal executive office of the Corporation is located, not later than twenty (20) days before the Conversion Date. The notice of conversion shall (i) include (A) the Conversion Date and (B) the place at which the stockholders may exchange certificates representing their shares of Series B Preferred Stock for certificates representing shares of Common Stock issuable upon conversion and (ii) state that the certificates for shares of Common Stock issuable upon conversion shall be issued in the name (and address) of the holder, unless instructed otherwise by such holder. The holder of Series B Preferred Stock that has had a notice of conversion delivered to it by the Corporation shall not sell its shares of Common Stock in the market during the twenty (20) days preceding the Conversion Date

               (e) Limit on Common Stock Issued on Conversion. The aggregate number of shares of Common Stock issued on conversion of shares of Series B Preferred Stock pursuant to paragraph 5(b)(i) shall be 2,000,000 (the "First Maximum Conversion Amount"). The aggregate number of shares of Common Stock issued on conversion of shares of Series B Preferred Stock pursuant to paragraph 5(b)(ii) shall not exceed the lesser of 6,508,777 shares and the quotient of $10,000,000 divided by the Closing Common Stock Price (the "Second Maximum Conversion Amount"). In the event that a conversion notice pursuant to paragraph 5(c) or paragraph 5(d) provides for the conversion on the Conversion Date of shares of Series B Preferred Stock such that the sum of the shares of Common Stock previously issued through conversion of Series B Preferred Shares and the shares of Common Stock that would be issued upon conversion of the number of Series B Preferred Shares specified in the conversion notice would exceed the Second Maximum Conversion Amount, the number of Series B Preferred Shares specified in the conversion notice shall be deemed to be converted for the number of Conversion Shares that is the difference between the Second Maximum Conversion Amount and the number of Conversion Shares previously issued through conversion of Series B Preferred Stock. In the event that some but not all of the Series B Preferred Stock are specified in a conversion notice seeking conversion pursuant to paragraph 5(b)(ii), the number of shares of Common Stock issued in such partial conversion shall not exceed the product of the Second Maximum Conversion Amount multiplied by the quotient of the

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          number of shares of Series B Preferred Stock specified in the conversion notice divided by 10,000.

               (f) Partial Conversion. In the event that some but not all of the Series B Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Preferred Stock that were not converted.

               (g)  Adjustments for Stock Splits, Recombinations, etc.

                    (i) If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, or shall issue a dividend of Common Stock on its outstanding Common Stock, the number of shares of Common Stock into which the Series B Preferred Stock is convertible pursuant to Section 5(b)(i) then in effect immediately before that subdivision or dividend shall be proportionately increased and conversely, if the Corporation shall combine the outstanding shares of Common Stock, the number of shares of Common Stock into which the Series B Preferred Stock is convertible pursuant to Section 5(b)(i) then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this subsection 5(g)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective or on the date which the dividend is declared.

                    (ii) If converted by a holder of Series B Preferred Stock or the Corporation on or subsequent to April 19, 2006, the Conversion Date shall be subject to adjustment from time to time as follows:

                         (A) In the event the Corporation should at any time or from time to time after the date hereof fix a record date that is less than twenty (20) Trading Days prior to a Conversion Date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter, the "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then such Conversion Date shall be extended to the date which is twenty (20) Trading Days after such record date.

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                     (B) In the event the Corporation should at any time or from time to time after the date hereof fix a record date which is less than twenty (20) Trading Days prior to a Conversion Date for a combination of the outstanding shares of Common Stock, then such Conversion Date shall be extended to the date which is twenty (20) Trading Days after such record date.

               (iii) If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, or shall issue a dividend of Common Stock on its outstanding Common Stock, the $5.00 maximum Series B Conversion Price set forth in paragraph 5(b)(ii) shall be proportionately decreased and conversely, if the Corporation shall combine the outstanding shares of Common Stock, the $5.00 maximum Series B Conversion Price set forth in paragraph 5(b)(ii) and the $5.00 shall be proportionately increased. Any adjustment under this subsection 5(g)(iii) shall become effective at the close of business on the date the subdivision or combination becomes effective or on the date which the dividend is declared.

               (iv) If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, or shall issue a dividend of Common Stock on its outstanding Common Stock, the First Maximum Conversion Amount and Second Maximum Conversion Amount set forth in paragraph 5(e) shall be proportionately decreased and, conversely, if the Corporation shall combine the outstanding shares of Common Stock, the First Maximum Conversion Amount and Second Maximum Conversion Amount set forth in paragraph 5(e) shall be proportionately increased. Any adjustment under this subsection 5(g)(iv) shall become effective at the close of business on the date the subdivision or combination becomes effective or on the date which the dividend is declared.

               (v) In the event that after the date hereof the Corporation shall declare a dividend payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends), or options or rights not referred to in paragraphs 5(g)(i) through 5(g)(iii), then, in each such case each holder of Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though such holder were the holder of the number of shares of Common Stock into which such holder's shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution. For purposes of the foregoing, the average closing price of the Common Stock in the five
          (5) Trading Days preceding the record date shall be utilized as the Series B Conversion Price.

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                    (vi) If at any time or from time to time after the date
               hereof there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for above in this Section 5 (g)), provision shall be made so that each holder of Series B Preferred Stock shall thereafter be entitled to receive upon any conversion of the Series B Preferred Stock under this Section 5 the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of Series B Preferred Stock pursuant to this Section 5 would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B Preferred Stock after the recapitalization to the end that the provision of this Section 5 (including the adjustment in the number of shares of Common Stock issuable on conversion) shall be applicable after that event as nearly equivalent as may be practicable.

               (h) Mechanics of Conversion. On the Conversion Date, the holder shall surrender the certificates representing the shares of Series B Preferred Stock being converted, duly endorsed, to the Corporation at its principal office or at the office of its transfer agent. As promptly as possible after the Conversion Date, the Corporation shall issue and deliver to such holder, such certificates as the holder may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series B Conversion Price of the Series B Preferred Stock. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder of the converted shares of Series B Preferred Stock shall cease, and the Persons in whose names any certificates of shares of Common Stock shall be issuable shall be deemed to have become holders of record of the shares of Common Stock represented thereby.

               (i) Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to this Section 5, the shares so converted shall revert to the status of authorized shares of Preferred Stock undesignated as to series or other terms.

               (j) No Impairment. The Corporation will not, by amendment of this Certificate of Designations or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

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               (k)  Notices of Record Date. In the event that the Corporation shall propose at any time:

                    (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                    (ii) to offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or series or other rights;

                    (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                    (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

               then, in connection with any such event, the Corporation shall send to the holders of Series B Preferred Stock

                          (A)  in the case of the matters referred to in (i) and
                    (ii) above, at least ten (10) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto); and

                          (B) in the case of the matters referred to in (iii) and (iv) above, at least ten (10) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                          Each such written notice shall be delivered personally
                    or given by first class mail, postage prepaid, addressed to the holders of the Series B Preferred Stock at the address for each such holder as shown on the books and records of the Corporation.

          6. Voting Rights. The holders of record of shares of Series B Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 6 or as otherwise provided under Sections 242 and 245 of the DGCL.

               (a) Approval by Series B Preferred Stock. The Corporation shall not, without first obtaining the approval of the holders of not less than a majority of the total number of shares of the Series B Preferred Stock then outstanding voting on an as-converted to Common Stock basis:

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                    (i)   amend or repeal any provision of, or add any provision
               to, the Corporation's Certificate of Incorporation or Bylaws if such action would materially and adversely affect the rights, preferences, privileges, or restrictions of the Series B
               Preferred Stock;

                    (ii) authorize, create or issue shares of any class or series of stock having any preference or priority superior to or on a parity with any such preference or priority of the Series B Preferred Stock;

                    (iii) amend this paragraph 6(a).

          7.   Redemption.

               (a) Redemption by the Corporation. As and to the extent permitted by law, the Corporation may redeem at its option shares of Series B Preferred Stock, at any time in whole or from time to time in part, at a redemption price of $1,000.00 per share in cash, together with declared and unpaid dividends thereon to the date fixed for redemption, without interest.

               (b) Notice of Redemption; Payment; Surrender of Certificates. In the event of the redemption of shares of Series B Preferred Stock pursuant to paragraph 7(a), the Corporation shall mail a notice of redemption to each holder of record of shares of Series B Preferred Stock addressed to the holder at the address of such holder appearing on the books of the Corporation or given by the holder to the Corporation for the purpose of notice, or, if no such address appears or is given, then at the place where the principal executive office of the Corporation is located, not earlier than sixty (60) nor later than eight (8) days before such payment is due, as set forth above. The notice of redemption shall include (i) the date fixed for redemption,
          (ii) the place at which the stockholders may obtain payment of the redemption price upon surrender of their share certificates, (iii) the amount of the payment due, and (iv) the last date prior to the date of redemption that the right of conversion may be exercised. If funds are available on the date fixed for the redemption, then whether or not the share certificates are surrendered for payment of the redemption price, the shares shall no longer be outstanding and the holders thereof shall cease to be stockholders of the Corporation with respect to the shares redeemed on and after the date fixed for redemption and shall be entitled only to receive the redemption price without interest upon surrender of the share certificate. If less than all the shares represented by one share certificate are to be redeemed, the Corporation shall issue a new share certificate for the shares not redeemed.

          8. Waiver of Rights, Preferences or Privileges. Any right, preference or privilege of the Series B Preferred Stock may be waived and the provisions of this Certificate of Designation may be amended by the holders of a majority of the outstanding shares of Series B Preferred Stock and such waiver shall be binding on all holders of Series B Preferred Stock.

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          9.   General Provisions.

               (a) The term "Affiliate" as used herein shall have the meaning given it in Rule 405 promulgated under the Securities Act of 1933, as amended from time to time.

               (b) The term "Person" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

               (c) The term "outstanding", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

               (d) The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

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          IN WITNESS WHEREOF, Genaera Corporation has caused this Certificate of
     Designations to be signed and attested by the undersigned this 19th day of April 2001.


                                        GENAERA CORPORATION


                                        By: /s/ Christopher P. Schnittker
                                           ------------------------------------
                                           Name:  Christopher P. Schnittker
                                           Title: Vice President and Chief
                                                  Financial Officer

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